UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2016

Medizone International, Inc.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	2-93277-D (Commission File Number)	87-0412648 (IRS Employer Identification No.)

4000 Bridgeway, Suite 401, Sausalito, California 94965
(Address of principal executive offices, Zip Code)

Registrant's telephone number, including area code: (415) 331-0303

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities
Effective October 21, 2016, Medizone International, Inc. (the “Company”) issued an aggregate of 20,000,000 common shares pursuant to the exercise of warrants, for aggregate cash consideration of $1,000,000. Each of the warrant holders was also a shareholder of the Company prior to the warrant exercise.  The shares were issued without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon exemptions from registration for securities sold in transactions under Section 4(a)(2) of the Securities Act. The warrants were originally issued to these shareholders in connection with the negotiation and execution of a Distribution and License Agreement dated November 2015, granting GYD, S.A. (“GYD”), one of the shareholders, exclusive distribution rights to the Company’s proprietary hospital disinfection technology in certain territories in South America (the “Distribution Agreement”).  The original exercise price of the warrants was set at the lesser of a 40% discount to market or $0.25 per share.
In consideration of certain amendments to the Distribution Agreement as described in Item 8.01 of this Current Report, the Company and the warrant holders agreed to fix the exercise price at $0.05 per share.  The closing price of the Company’s common stock on the date of exercise was approximately $0.08 per share as reported on the over-the-counter stock market. In addition, the Company also granted new warrants for the purchase of up to $1 million of additional shares of common stock of the Company, exercisable for one year, commencing January 31, 2017 and expiring January 30, 2018.
Each investor represented to the Company that it is an “accredited investor” as defined in Rule 501 of the Securities Act and that the common stock and the warrants were acquired for investment purposes and not with a view to, or for sale in connection with, any distribution thereof, and appropriate legends will be affixed to any certificates evidencing the shares of common stock.
The foregoing information is a summary of each of the agreements involved in the transactions described above, is not complete, and is qualified in its entirety by reference to the full text of those agreements, each of which is attached as an exhibit to this Current Report on Form 8-K.  Readers should review those agreements for a complete understanding of the terms and conditions associated with this transaction.
On October 27, 2016, the Company issued a press release summarizing the terms of the warrant exercise.  A copy of the press release is furnished herewith as Exhibit 99.1.
Item 8.01 Other Events
Effective October 21, 2016, the Company entered into an Amended and Restated Distribution Agreement (the “Amended Agreement”) with GYD discussed under Item 3.02. The Amended Agreement continues for the original four-year term, with automatic four-year renewals subject to termination by the parties under certain conditions. The distribution rights of GYD were extended to include the country of Argentina, in addition to the countries of Chile, Brazil, Colombia and Peru. Additional South American countries may be added to the exclusive territory as regulatory and business objectives are met. In addition, certain amendments were made to the post-termination rights of the distributor in the event of a change of control transaction and a termination for failure to attain sales targets.  A copy of the Amended Agreement is included with this Current Report as Exhibit 10.1. Readers should review the Exhibit for a complete understanding of the terms and conditions associated with this transaction.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits

The following exhibits are provided as part of the information furnished under this Current Report on Form 8-K:

Exhibit	Description
10.1	Amended and Restated Distribution Agreement dated effective October 21, 2016
10.2	Form of New Warrants
99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Medizone International, Inc.

Date: October 26, 2016	By:	/s/ Edwin G. Marshall
Edwin G. Marshall Chief Executive Officer